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                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' REPORT

To the Shareholders and the Supervisory Board of Chicago Bridge & Iron Company N.V.:

We have audited the accompanying consolidated balance sheets of Chicago Bridge & Iron Company N.V. (a Netherlands corporation) and subsidiaries (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. Our audit also included the 2003 and 2002 consolidated financial statement schedules listed in the Index at Item 15. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the 2003 and 2002 consolidated financial statements and financial statement schedules based on our audits. The consolidated financial statements and financial statement schedules as of December 31, 2001 and for the year then ended, before the adjustments and reclassifications discussed in the Notes to the financial statements as indicated below, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on the 2001 consolidated financial statements and stated that such 2001 consolidated financial statement schedule, when considered in relation to the 2001 basic consolidated financial statements taken as a whole, presented fairly, in all material respects, the information set forth therein, in their report dated February 11, 2002.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2003 and 2002 consolidated financial statements present fairly, in all material respects, the financial position of Chicago Bridge & Iron Company N.V. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the 2003 and 2002 consolidated financial statement schedules, when considered in relation to the 2003 and 2002 basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As described in Note 7 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible

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assets upon the adoption of Statement of Financial Accounting Standards ("SFAS")
No. 142, "Goodwill and Other Intangible Assets."

As discussed above, the consolidated financial statements of Chicago Bridge & Iron Company N.V. and subsidiaries as of December 31, 2001, were audited by other auditors who have ceased operations. Those financial statements have been revised to give effect to the following adjustments and reclassifications:

- February 10, 2003 stock split (see Note 14). We audited the adjustments described in Note 14 that were applied to revise the 2001 financial statements for such stock split. Our audit procedures included (1) comparing the amounts shown in the earnings per share disclosures for 2001 to the Company's underlying accounting analysis obtained from management,
     (2) comparing the previously reported shares outstanding and income statement amounts per the Company's accounting analysis to the previously issued financial statements, and (3) recalculating the additional shares to give effect to the stock split and testing the mathematical accuracy of the underlying analysis.

- Transitional disclosures for adoption of SFAS No. 142 (see Note 7). We audited the adjustments described in Note 7 that were applied to revise the 2001 financial statements to include the transitional disclosures required by SFAS No. 142, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 7 with respect to 2001 included (1) comparing the previously reported net income to the previously issued financial statements and the adjustments to reported net income representing amortization expense (including any related tax effects) recognized in those periods related to goodwill and intangible assets that are no longer being amortized and changes in amortization periods for intangible assets that will continue to be amortized as a result of initially applying SFAS No. 142 (including any related tax effects) to the Company's underlying analysis obtained from management, (2) testing the mathematical accuracy of the reconciliation of adjusted net income to reported net income and the related earnings-per-share amounts and (3) comparing the separate amounts for goodwill and other intangible assets for 2001 to the Company's underlying analysis obtained from management, and (4) testing the mathematical accuracy of the underlying analysis.

- Summarized disclosure of defined benefit plans (see Note 11). We audited the adjustments that were applied to revise the 2001 financial statements to include combined tabular disclosures of the Company's defined benefit plans as permitted under SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," as compared to previous tabular presentation of each defined benefit plan. Our audit procedures with respect to the 2001 disclosures in Note 11 included (1) comparing the previously reported tabular presentation of each defined benefit plan to a combining schedule prepared by the Company's management, and (2) testing the mathematical accuracy of the underlying analysis.

In our opinion, the adjustments, transitional disclosures and reclassifications to the 2001 consolidated financial statements and disclosures described above have been properly

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applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of the Company other than with respect to such adjustments, transitional disclosures and reclassifications, accordingly, we do not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole.

DELOITTE & TOUCHE LLP

Houston, Texas
March 9, 2004

INDEPENDENT AUDITORS' CONSENT

To the Shareholders and the Supervisory Board of Chicago Bridge & Iron Company
N.V.:

We consent to the incorporation by reference in Registration Statements No's. 333-64442, 333-87081, 333-39975, 333-24443, 333-24445, 333-33199 of Chicago
Bridge & Iron Company N.V. (the "Company") on Form S-8 of our report dated March 9, 2004, relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the Company's change in accounting for goodwill and other intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, and (ii) the application of procedures relating to certain adjustments, transitional disclosures and reclassifications of financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such adjustments, transitional disclosures and reclassifications) included in and incorporated by reference in this Annual Report on Form 10-K of the Company for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Houston, Texas
March 12, 2004